SUB-ADMINISTRATION AGREEMENT

AGREEMENT made this 2nd day of June 2005, among Firsthand Funds (the "Trust"), a Delaware statutory trust having its principal place of business at 125 S. Market, Suite 1200, San Jose, California 95113, Firsthand Capital Management, Inc. (the "Adviser"), a California corporation having its principal place of business at 125 S. Market, Suite 120, San Jose, California 95113, and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended, (the "1940 Act");

WHEREAS, the Trust and the Adviser have entered into an Amended and Restated Administration Agreement, dated May 12, 2001, (the "Administration Agreement") pursuant to which the Adviser provides administrative services for the Trust; and

WHEREAS, the Trust and the Adviser desire that BISYS assist the Adviser in performing certain administrative services for the Trust and each investment portfolio of the Trust, as now in existence or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, BISYS, the Adviser and Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the administrative services set forth herein for the Trust.

NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Adviser, the Trust and BISYS hereby agree as follows:

1.         Retention of BISYS

The Trust hereby agrees that the Adviser may subcontract to BISYS for the performance of all or a portion of its duties under the Administration Agreement.  The Trust and the Adviser hereby retain BISYS to act as the sub-administrator of the Trust and to furnish the Trust and Funds with the management and administrative services set forth in Section 2 below.  BISYS hereby accepts such appointment to perform the duties set forth below.

BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Adviser in any way and shall not be deemed an agent of the Trust or the Adviser.

2.         Administrative Services

BISYS shall perform or supervise the performance by others of administrative services in connection with the operations of the Trust and Funds, and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's and Funds' operations.  BISYS shall provide the Board of Trustees of the Trust (hereafter referred to as the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by the Adviser or any sub-adviser of its responsibilities.

BISYS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for meetings of shareholders of record of the Funds ("Shareholders") and of the Board) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement.  In addition, at the request of the Board, BISYS shall make reports to the Board and/or the Adviser concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, BISYS shall:

(a)       calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

(b)       coordinate and supervise the preparation of (and incorporate changes suggested by counsel to the Trust to) (i) the annual update to the Trust's registration statement on Form N-1A, and (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and file any of the foregoing with the Securities and Exchange Commission (the "Commission") upon the request of the Trust or counsel to the Trust and address comments from the Commission thereon;

(c)       prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Trust ("Shares") as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the Shares with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

(d)       coordinate and prepare, with the assistance of the Adviser and Trust officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare the drafts of the semi-annual report for each of the Funds; file the certified final versions thereof on Form N-CSR, and prepare and file the Funds' form N-SAR;

(e)       coordinate the solicitation and tabulation of proxies (i) in connection with the annual meeting of Shareholders, if one is held, and, (ii) for an additional fee to be agreed upon, in connection with any special meetings of Shareholders;

(f)        administer contracts and Fund policies on behalf of the Trust with, among others, the Adviser and the Trust's distributor, custodian, transfer agent and fund accountant;

(g)        supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

(h)        calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

(i)         coordinate and supervise the preparation and filing of the Trust's tax returns;

(j)        assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders, prospectuses, prospectus supplements, and proxy statements;

(k)       assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

(l)        advise the Trust and the Board on matters concerning the Trust, the Funds and their affairs;

(m)      obtain quotes from brokers for, obtain, and maintain a fidelity bond and a directors and officers/errors and omissions insurance policy for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board, and, upon designation by the Board, serve as designated officer of the Trust for purposes of filing the foregoing and for related notifications as required under the 1940 Act;

(n)        monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

(o)        maintain corporate records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust and By-Laws; and

(p)        furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and BISYS shall determine desirable.

(q)       make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board, where (1) one individual will serve as the Trust's Treasurer acting as "Principal Financial Officer" for Sarbanes-Oxley Act purposes, subject to the provisions of Schedule B and the BISYS Policies referred to therein; and (2) other individuals will serve in ministerial capacities related to services provided by BISYS as determined by the Board.

(r)        coordinate, prepare and file, with the assistance of the Adviser and Trust officers, other required regulatory filings such as Forms N‑Q and N‑PX, and file all required notices pursuant to Rule 24f-2;

(s)       assist in developing portfolio compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

(t)        provide the following services to assist the Trust in connection with its obligations under Rule 38a-1 of the 1940 Act:  (i) perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group, as applicable, (i.e., fund accounting, administration, transfer agency) that provides services to the Trust and of any BISYS affiliate acting as the Trust's distributor, if applicable, (ii) provide information reasonably requested by the Board in connection with the Board's determination regarding the adequacy and effectiveness of such procedures, and (iii) provide reports to the Trust's Chief Compliance Officer regarding such risk-based testing and annual assessment described above;

(u)       provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including:  monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or non-routine regulatory matter; and

(v)       assist the Trust in preparing for and administering Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas and resolutions, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) provide appropriate personnel to attend, in person, Board meetings, including an attorney who will record the minutes of such meetings, (vi) provide appropriate personnel to attend Committee meetings, including an attorney who will record the minutes of such meetings, and (vii) performing such other Board meeting functions as agreed by the parties.

BISYS shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time.  Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay such fees as may be mutually agreed upon, including BISYS's out-of-pocket expenses.

BISYS may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific administrative services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

3.          Allocation of Charges and Expenses

The Adviser will continue to perform all services required to be performed by it under the Administration Agreement, except those services as are required to be performed by BISYS under this Agreement.  The parties agree and acknowledge that pursuant to the Administration Agreement, the Trust has undertaken to pay or cause to be paid all other expenses of the Trust not otherwise allocated to the Adviser under the Administration Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Adviser or any affiliated corporation of the Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of the Adviser in its capacity as investment adviser to the Trust.

4.           Compensation of the Administrator

(a)       For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Trust and the Adviser shall pay BISYS compensation in accordance with, and in the manner set forth in the Omnibus Fee Agreement between BISYS and the Trust, dated of even date herewith.  In addition to the foregoing, the Trust and the Adviser shall also reimburse BISYS for all of its reasonable out-of-pocket expenses, including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (i) Board meetings and (ii) any other meetings for which such attendance is requested or agreed upon by the parties.

(b)       If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.  Payment of BISYS's compensation for the preceding month shall be made promptly.

(c)       All amounts paid by the Adviser to BISYS under this Agreement and the Omnibus Fee Agreement shall be paid from amounts the Adviser receives fro the Trust under the Administration Agreement unless the Adviser and the Trust otherwise agree.

(d)       All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.          Standard of Care; Uncontrollable Events; Limitation of Liability

BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.  The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.  Any officer, director, employee or agent of BISYS who is or who becomes an officer, trustee, director, employee or agent of the Trust shall be deemed, when engaged in rendering the Services under this Agreement in such capacity, to be rendering services directly to or for the Trust, and shall not be deemed to be acting as an officer, director, employee or agent or one under the control or direction of the Adviser.

BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  Upon the Trust's or the Adviser's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.  Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.  Events beyond BISYS' reasonable control include, without limitation, force majeure events.  Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party.  In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.         Activities of BISYS

The services of BISYS rendered hereunder are not to be deemed to be exclusive.  BISYS is free to render such services to others and to have other businesses and interests.  It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

7.         Duration of this Agreement

This Agreement shall continue in effect until June 30, 2008 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods").  This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties (iii) by BISYS, for "cause," as defined below, upon the provision of one hundred twenty (120) days advance written notice by BISYS to the Trust and the Adviser, (iv) after this agreement has been in effect for one year, by the Trust or the Adviser, for any reason whatsoever, upon the provision of ninety (90) days advance written notice by the Trust or the Adviser (as the case may be) to BISYS and to the Adviser or the Trust, respectively, or (v) following the Initial Term, by BISYS, for any reason whatsoever, upon the provision of one hundred twenty (120) days advance written notice by BISYS to the Trust and the Adviser.  Written notice of non-renewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement by the Trust or the Adviser that has not been remedied for thirty (30) days following written notice of such breach from BISYS; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the Trust or the Adviser has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the Trust or the Adviser which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.  BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's or the Adviser's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust or the Adviser, as the case may be, is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust and the Adviser continue to perform their respective obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust and the Adviser, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust or the Adviser upon such termination shall be immediately due and payable upon and notwithstanding such termination.  BISYS shall be entitled to collect from the Trust and the Adviser, in addition to the fees and disbursements provided by Section 4 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or the Adviser and/or other parties of the Trust's property, records, instruments and documents.

8.       Indemnification

The Trust and the Adviser agree to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the Adviser, fund accountant, transfer agent or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

BISYS shall indemnify, defend, and hold the Trust, the Adviser, and their respective employees, trustees, directors, officers, agents and nominees harmless from and against any and all Losses arising out of or in any way relating to BISYS' willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances.  If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.  As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld.  In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it.  If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

9.         Certain Records

BISYS shall maintain customary records in connection with its duties as specified in this Agreement.  Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS hereunder shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust or the Adviser upon request, and made available for inspection by the Trust, by the Adviser, or by the Commission at reasonable times.

BISYS may at its option at any time, and shall promptly upon the Trust's or the Adviser's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection.  If not so turned over, such documents and records shall be retained by BISYS for six years from the year of creation.  At the end of such six-year period, such records and documents shall be turned over to the Trust or the Adviser unless the Trust or the Adviser authorizes in writing the destruction of such records and documents.

In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust or the Adviser and follow the Trust's or the Adviser's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it or the Trust may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust or the Adviser.  BISYS shall provide the Trust or the Adviser with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

10.       Insurance

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder.  Upon the request of the Trust or the Adviser, BISYS shall provide evidence that coverage is in place.  BISYS shall notify the Trust and the Adviser should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled.  Such notification shall include the date of cancellation and the reasons therefore.  BISYS shall notify the Trust and the Adviser of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust and the Adviser should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

11.       Legal Advice; Reliance on Prospectus and Instructions

BISYS may apply to the Adviser and/or the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust or the Adviser until receipt of written notice thereof from the Trust or the Adviser.

 12.       Notice

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to 125 S. Market, Suite 1200, San Jose, California 95113; Attn:  Omar Billawala, Assistant Treasurer ; if to the Adviser to 125 S. Market, Suite 1200, San Jose, California 95113; Attn: Kelvin Leung, General Counsel; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn:  President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

13.       Governing Law and Matters Relating to the Trust Property

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, Shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

14.       Representations and Warranties

Each of the Trust and the Adviser represents and warrants to BISYS that this Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with terms hereof, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

BISYS represents and warrants that: (a) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

The Trust represents and warrants that (i) neither any registration statement nor any prospectus of the Trust includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares, and (ii) it is not currently the subject of an investigation or enforcement proceedings by the Commission or any other regulatory body to which it is subject, and it has not been found by the Commission or any other regulatory body to which it is subject to be in violation of the rules and regulations applicable to its operations or the distribution or sale of Shares.

The Adviser represents and warrants that (i) neither any registration statement nor any prospectus of the Trust includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares, (ii) it is not currently the subject of an investigation or enforcement proceedings by the Commission or any other regulatory body to which it is subject, and it has not been found by the Commission or any other regulatory body to which it is subject to be in violation of the rules and regulations applicable to its operations or any services it provides to the Trust, and (iii) it is not currently a party to any lawsuit that might reasonably be expected to have a material adverse affect on its operations or the services it provides to the Trust.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

15.       Privacy

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties shall be considered confidential information.  BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS where such transfer to affiliates is reasonably necessary or appropriate and relates to BISYS' or such affiliates' performance of services and/or internal operations with respect to the Trust or any affiliates of the Trust, except at the direction of the Trust or as required or permitted by law.  BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.  The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

16.        Miscellaneous

(a)        Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)       This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)       This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)       No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.  The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) or of the Adviser does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

(e)       The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

*          *          *          *          *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FIRSTHAND FUNDS

By:       /s/ Omar Billawala
Name:  Omar Billawala
Title:  Assistant Treasurer

BISYS FUND SERVICES OHIO, INC.

By:       /s/ Fred Naddaff
Name:  Fred Naddaff
Title:  President

SCHEDULE A

ADMINISTRATION AGREEMENT BETWEEN
FIRSTHAND FUNDS
AND BISYS FUND SERVICES OHIO, INC.

Funds

Firsthand Technology Value Fund

Firsthand Technology Leaders Fund

Firsthand Technology Innovators Fund

Firsthand e-Commerce Fund

Firsthand Global Technology Fund

SCHEDULE B

ADMINISTRATION AGREEMENT BETWEEN
FIRSTHAND FUNDS
AND BISYS FUND SERVICES OHIO, INC.

Supplemental Services

To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the corresponding disclosure controls and procedures of the Funds, which may be disclosure controls and procedures provided by BISYS, ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services.  In rendering such sub-certifications concerning Fund Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Funds, including any other service providers to the Funds (other than BISYS and its affiliates) and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Adviser and each Fund's and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Funds.

The Trust shall assist and cooperate with BISYS (and shall cause its officers, investment adviser(s) and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Funds' Form N-CSR and Form N-Q, including Fund financial statements, so that BISYS may submit  a draft Report to the Funds' Disclosure Controls and Procedures Committee ("Fund DCP Committee") at least ten (10) days prior to the date the relevant Report is to be filed.  The relevant Certifying Officers and the Chief Legal Officer of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative.  In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee.  At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and in preparing summaries of issues raised in such documents.

The Trust and the Adviser recognize the Trust's obligation to comply with Sarbanes-Oxley.  Without limitation of the foregoing, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same), and (b) evaluating the effectiveness of the design and operation of the Fund DCPs, with (at the Trust's election) the participation of the Certifying Officers, within the requisite timeframe prior to the filing of each Report.

The Trust agrees and acknowledges that BISYS Policies are applicable to the service of any BISYS employee as a Certifying Officer of the Trust (an "Employee/Executive Officer"), and that to the extent this service is rendered by BISYS it is limited, in each case, to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.  BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

BISYS' provision of each Employee/Executive Officer is also subject to, and conditioned upon, the following:

(a)        The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects.  Among other things, the procedures shall provide as follows:

(i)        The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer and Chief Legal Officer and such other individuals as may be reasonably necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Fund Reports (or other information from which such information is derived), including the Adviser and any other Trust investment adviser(s) and the custodian (each, a "Service Provider").  In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

(ii)       The Fund DCP Committee shall (i) meet within 10 days before the filing date of each Report to review the accuracy and completeness of the relevant Report and (ii) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the applicable items of Form N-CSR and Form N-Q.  In conducting its review and evaluations, the Fund DCP Committee shall:

A.        establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q, including the financial statements, for the Fund are identified and prepared in a timeframe sufficient to allow review;

B.        review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider.  In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the bring-down certification;

C.        consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal control over financial reporting that could adversely affect a Fund's ability to record, process, summarize, and report financial information, and in the event that any such deficiencies are identified, disclose them to the Fund's Certifying Officers, the Fund's audit committee and its auditors;

D.        consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer (collectively, the "Executive Officers"), so that the Executive Officers may inform the Fund's audit committee and its auditors; and

E.        determine whether there was any change in internal control over financial reporting that occurred during the second fiscal quarter of the period covered by the Report (for Reports on form N-CSR) or during the most recent fiscal quarter (for Reports on Form N-Q) that has materially affected or is reasonably likely to materially affect the Funds' internal control over financial reporting.

(f)        The Trust's governing documents (such as its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Employee/Executive Officer, and which are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an Employee/Executive Officer in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

(g)       The Trust shall provide coverage to each Employee/Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer's role and title, and that is consistent with coverage applicable to other executive management-level officers;

(h)       An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) a violation of Sarbanes-Oxley or other applicable laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS.

(i)        Each Employee/Executive Officer that serves as a Certifying Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, the Fund's Shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Trust's Certifying Officers failed to exercise their obligations to the Fund in a manner consistent with Sarbanes-Oxley and other applicable laws.

(j)        Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Sarbanes-Oxley, and (b) if a BISYS employee serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Employee/Executive Officer as a Certifying Officer or other executive officer of the Trust.

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